PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 14, 1997)

                                  $200,000,000
                         JOHN DEERE CAPITAL CORPORATION

                         6% NOTES DUE FEBRUARY 1, 1999

                               ------------------

    Interest on the Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1997. The Notes will mature on February 1, 1999 and are not redeemable prior to maturity.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
        OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                             PROCEEDS TO
                                           PRICE TO                UNDERWRITING                CAPITAL
                                          PUBLIC(1)                DISCOUNT(2)            CORPORATION(1)(3)
Per Note.........................          99.981%                     .25%                    99.731%
Total............................        $199,962,000                $500,000                $199,462,000

(1)  Plus accrued interest, if any, from February 20, 1997.

(2) The Capital Corporation has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933.

(3) Before deducting expenses payable by the Capital Corporation estimated at $200,000.

                            ------------------------

    The Notes are offered by the several Underwriters named below, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the global Note will be made through the facilities of DTC on or about February 20, 1997.

                            ------------------------

MERRILL LYNCH & CO.

             BANCAMERICA SECURITIES, INC.

                          CHASE SECURITIES INC.

                                                               J.P. MORGAN & CO.
                                ---------------

          The date of this prospectus supplement is February 14, 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS
    The Capital Corporation expects to apply the net proceeds from the sale of the Notes offered hereby to the reduction of its United States commercial paper. Pending such application, such proceeds may be invested in short-term securities. At January 31, 1997, the Capital Corporation had outstanding $2.125 billion of United States commercial paper, bearing interest at discount rates ranging from 5.15% to 5.60%, issued to finance current operations. The Capital Corporation will continue to incur short-term indebtedness, primarily through the issuance of commercial paper, to finance current operations. See "Use of Proceeds" in the prospectus.

                              DESCRIPTION OF NOTES
    The Notes are to be issued under the Indenture dated as of February 1, 1991 (the "Senior Indenture") between the Capital Corporation and The Bank of New York, Trustee, which Senior Indenture is more fully described in the prospectus. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the prospectus under the caption "Description of Debt Securities". Whenever particular defined terms of the Senior Indenture are referred to, such defined terms are incorporated herein by reference.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by a single permanent global Note registered in the name of DTC, or its nominee, and payment of principal of, and interest on, the Notes will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder thereof. See "Description of Debt Securities -- Book-Entry Debt Securities."
    The Notes will mature on February 1, 1999 and will be limited to $200,000,000 aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from February 20, 1997 or from the most recent interest payment date to which interest has been paid, payable on each February 1 and August 1, commencing August 1, 1997, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the next preceding January 15 and July 15, respectively. The Notes will be unsecured and unsubordinated obligations of the Capital Corporation.

    The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the prospectus will apply to the Notes.
    The Notes may not be redeemed by the Capital Corporation prior to maturity and are not subject to a sinking fund.

    Settlement for the Notes will be made by the Underwriters (as defined below in "Underwriting") in immediately available funds. So long as the Notes are represented by a permanent global Note, all payments of principal and interest will be made by the Capital Corporation in immediately available funds.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement Basic Provisions and the Terms Agreement relating to the Notes (the "Underwriting Agreement") between the Capital Corporation and the Underwriters named below, the Capital Corporation has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the aggregate amount of the Notes set forth opposite its name below.

                                                                                       PRINCIPAL
                                                                                       AMOUNT OF
                                    UNDERWRITER                                          NOTES
-----------------------------------------------------------------------------------  --------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated............................................................  $   50,000,000
BancAmerica Securities, Inc........................................................      50,000,000
Chase Securities Inc...............................................................      50,000,000
J.P. Morgan Securities Inc.........................................................      50,000,000
                                                                                     --------------
           Total...................................................................  $  200,000,000
                                                                                     --------------
                                                                                     --------------

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any Notes are purchased. The Underwriters have advised the Capital Corporation that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .10% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Capital Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Affiliates of BancAmerica Securities, Inc., Chase Securities Inc. and J.P. Morgan Securities Inc. have in the past performed, and may in the future perform, commercial banking and/or corporate trust services for Deere & Company and the Capital Corporation.

PROSPECTUS

                         JOHN DEERE CAPITAL CORPORATION

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                                PREFERRED STOCK

    John Deere Capital Corporation (the "Capital Corporation") may offer from time to time under this prospectus, together or separately, its debt securities ("Debt Securities"), warrants ("Debt Warrants") to purchase Debt Securities or shares of preferred stock (the "Preferred Stock" and, together with the Debt Securities and the Debt Warrants, the "Securities"), on terms to be determined at the time of offering. Securities (including Debt Securities (the "Underlying Debt Securities") issuable upon the exercise of Debt Warrants) with an aggregate public offering price of up to $350,000,000 (or the equivalent thereof if any of the Securities are denominated in a currency, currency unit or composite currency ("Currency") other than the U.S. dollar) may be issued, in one or more series, under this prospectus.

    The Debt Securities will be direct unsecured obligations of the Capital Corporation and may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Capital Corporation. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness of the Capital Corporation, as defined. See "Description of Debt Securities".

    The prospectus supplement accompanying this prospectus sets forth, with respect to the particular series or issue of Securities (the "Offered Securities") for which this prospectus and the prospectus supplement are being delivered: the terms of any Debt Securities offered (the "Offered Debt Securities"), including, where applicable, whether such Debt Securities are Senior Securities or Subordinated Securities, the specific designation, aggregate principal amount, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption or repayment terms, the Currency or Currencies in which the Offered Debt Securities shall be denominated or payable, any index, formula or other method pursuant to which principal, premium or interest may be determined and the form of the Offered Debt Securities (which may be in registered, bearer or global form) (and, if Debt Warrants are being offered, similar information with respect to the Underlying Debt Securities); the terms of any Debt Warrants offered, including the exercise price, detachability, expiration date and other terms; the terms of any Preferred Stock offered (the "Offered Preferred Stock"), including the specific designation and stated value, any dividend rights and any liquidation, redemption, voting and other rights not described in this prospectus; and any initial public offering price, the purchase price and net proceeds to the Capital Corporation and the other specific terms of such offering of Securities.

    The Capital Corporation may sell Securities to or through underwriters, dealers or agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution". No Securities may be sold without delivery of a prospectus supplement describing such series or issue of Offered Securities and the method and terms of offering thereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is February 14, 1997.

                             AVAILABLE INFORMATION

    John Deere Capital Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 W. Madison Street, Chicago, Illinois 60606; and Seven World Trade Center, New York, New York 10048; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Capital Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition to the locations specified above, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Capital Corporation, that file electronically with the Commission.

    UPON RECEIPT OF A REQUEST BY AN INVESTOR WHO HAS RECEIVED AN ELECTRONIC PROSPECTUS SUPPLEMENT AND PROSPECTUS FROM THE CAPITAL CORPORATION OR ANY UNDERWRITER, DEALER OR AGENT OR A REQUEST BY SUCH INVESTOR'S REPRESENTATIVE WITHIN THE PERIOD DURING WHICH THERE IS AN OBLIGATION TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS, THE CAPITAL CORPORATION OR ANY UNDERWRITER, DEALER OR AGENT WILL PROMPTLY DELIVER, OR CAUSE TO BE DELIVERED, WITHOUT CHARGE, TO SUCH INVESTOR A PAPER COPY OF THE PROSPECTUS SUPPLEMENT AND PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Capital Corporation with the Commission are incorporated in this prospectus by reference: (i) annual report on Form 10-K for the fiscal year ended October 31, 1996, and (ii) current reports on Form 8-K dated November 26, 1996 and February 11, 1997.

    All documents subsequently filed by the Capital Corporation pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of any offering of the Securities made by this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the accompanying prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    The Capital Corporation will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Such written or oral request should be directed to John Deere Capital Corporation, 1 East First Street, Suite 600, Reno, Nevada 89501, Attention:
Manager (702/786-5527).

                                  THE COMPANY

    The principal business of the Capital Corporation and its subsidiaries (collectively called the "Company") is providing and administering financing for retail purchases of new and used equipment manufactured by Deere & Company's agricultural, industrial and commercial and consumer equipment divisions. The Company purchases retail installment sales and loan contracts (retail notes) from Deere & Company and its wholly-owned subsidiaries (collectively called "John Deere"). These retail notes are acquired by John Deere through independent John Deere retail dealers. The Company also purchases and finances certain agricultural, industrial and lawn and grounds care retail notes unrelated to John Deere. In addition, the Company purchases and finances recreational product retail notes acquired from independent dealers and marine product mortgage service companies. The Company also leases equipment to retail customers, finances and services revolving charge accounts acquired from and offered through merchants in the agricultural, lawn and grounds care and recreational product retail markets, and provides wholesale financing for inventories of recreational vehicles, manufactured housing units, yachts, John Deere engines, John Deere industrial equipment and the Sabre by John Deere line of equipment owned by dealers of those products.

    The Company's operations are categorized into four primary divisions:

        The AGRICULTURAL DIVISION provides agricultural market financing through products such as agricultural equipment installment contracts and leases, Farm Plan-TM- (a revolving charge product) and farmer operating loans.

        The COMMERCIAL DIVISION provides industrial and construction equipment financing through products such as installment loans and construction equipment leases. In addition, the division provides wholesale financing of recreational vehicles, manufactured housing units and other commercial equipment.

        The CONSUMER DIVISION provides consumer and recreational product equipment financing through products such as installment loans, John Deere Credit Revolving Plan (a revolving charge product), Preferred Resource-TM- (an unsecured lending product), and leases of lawn and grounds care equipment. In addition, the Consumer Division provides wholesale financing for yachts.

        The INTERNATIONAL DIVISION provides financing products to the Company's developing international markets through its subsidiaries such as Arrendadora John Deere, S.A. de C.V., which offers leasing products on new John Deere agricultural and industrial equipment purchased from John Deere dealer organizations located in Mexico. In addition, in October 1996, the Company formed a joint venture company, John Deere Credit Limited, which will enable the Company to participate in offering equipment financing products within the United Kingdom.

    A substantial part of the retail sales and leases of John Deere products is financed by financial institutions outside of the John Deere organization.

    John Deere Credit Company, a wholly-owned finance holding subsidiary of Deere & Company, is the parent of the Capital Corporation.

    John Deere's operations are categorized into six business segments:

        John Deere's worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; tillage, soil preparation, seeding and harvesting machinery; sprayers; hay and forage equipment and integrated precision farming technology.

        John Deere's worldwide INDUSTRIAL EQUIPMENT segment manufactures and distributes a broad range of machines used in construction, earthmoving and forestry--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; scrapers; motor graders; log skidders; and forestry harvesters. This segment also includes the manufacture and distribution of engines and drivetrain components for the original equipment manufacturer (OEM) market.

        John Deere's worldwide COMMERCIAL AND CONSUMER EQUIPMENT segment, formerly the lawn and grounds care equipment segment, manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; hand-held products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility transport vehicles; and other outdoor power products.

        The products produced by the equipment segments are marketed primarily through independent retail dealer networks and other retail outlets.

        The CREDIT segment includes the operations of the Company, John Deere Credit Company and John Deere Credit Incorporated, which primarily purchases and finances retail notes from John Deere's equipment sales branches in Canada, as well as recreational vehicle, marine product and construction and transportation equipment notes from independent dealers.

        The INSURANCE segment issues policies in the United States primarily for: general and specialized lines of commercial property and casualty insurance; group accident and health insurance for employees of participating John Deere dealers and disability insurance for employees of John Deere.

        The HEALTH CARE segment provides health management programs and related administrative services in the United States to commercial clients and employees of John Deere.

    The Capital Corporation's executive offices are located at 1 East First Street, Suite 600, Reno, Nevada 89501. Its telephone number is 702/786-5527.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for working capital and other general corporate purposes, and will be available for, among other things, the purchase of receivables. Such proceeds may be applied initially to the reduction of short-term indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The Senior Securities are to be issued under an indenture dated as of February 1, 1991, as supplemented from time to time (the "Senior Indenture"), between the Capital Corporation and The Bank of New York, Trustee, and the Subordinated Securities are to be issued under an indenture dated as of February 1, 1991, as supplemented from time to time (the "Subordinated Indenture"), between the Capital Corporation and The First National Bank of Chicago, Trustee. The term "Trustee" as used herein shall refer to either The Bank of New York or The First National Bank of Chicago as appropriate for Senior Securities or Subordinated Securities. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the registration statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein. Parenthetical references below are to the Indentures or to the TIA, as applicable.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Capital Corporation. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Capital Corporation. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Capital Corporation as described under "Subordination".

    The Debt Securities may be issued in one or more series. The particular terms of the Offered Debt Securities (including any Underlying Debt Securities), as well as any modifications of or additions to the general terms of the Senior Securities or the Subordinated Securities as described herein that may be applicable in the case of the Offered Debt Securities, are described in the prospectus supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made to both the prospectus supplement relating thereto and the description of Debt Securities set forth in this prospectus.

    Reference is made to the prospectus supplement for the following terms of the Offered Debt Securities (including any Underlying Debt Securities) being offered thereby:

        (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities.

        (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

        (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined.

        (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

        (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which any such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months.

        (6) The period or periods within which, the price or prices at which, the Currency or Currencies in which, and the other terms and conditions upon which, such Debt Securities may be redeemed in whole or in part at the option of the Capital Corporation and whether the Capital Corporation is to have that option.

        (7) The obligation, if any, of the Capital Corporation to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency or Currencies in which and the other terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation.

        (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and VICE VERSA (if permitted by applicable laws and regulations), whether such Debt Securities are to be issuable initially in temporary global form (a "Global Security"), whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series.

        (9) If other than U.S. dollars, the Currency or Currencies in which payments of the principal of (and premium, if any) or any interest or Additional Amounts, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated.

       (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined.

       (11) Whether the Capital Corporation or a holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Debt Securities are denominated or stated to be payable and the Currency or Currencies in which such Debt Securities are to be so payable.

       (12) The place or places, if any, other than or in addition to, in respect of the Senior Securities, New York, New York and, in respect of the Subordinated Securities, Chicago, Illinois and New York, New York, where the principal of (and premium, if any), interest, if any, on, and any Additional Amounts payable in respect of, such Debt Securities shall be payable, any Registered Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Capital Corporation in respect of such Debt Securities and the applicable Indenture may be served.

       (13) If other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered Securities of the series shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable.

       (14) If other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent.

       (15) The date as of which any Bearer Securities of the series and any temporary Global Security representing Outstanding Securities of the series shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

       (16) The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the respective Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

       (17) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the applicable Indenture.

       (18) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

       (19) If such Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered.

       (20) Whether and under what circumstances the Capital Corporation will pay Additional Amounts as contemplated by Section 1006 of the applicable Indenture on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Capital Corporation will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

       (21) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

       (22) Any deletions from, modifications of or additions to the Events of Default or covenants of the Capital Corporation with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the applicable Indenture.

       (23) The designation of the initial Exchange Rate Agent, if any.

       (24) Any other terms of such Debt Securities.

    Each Indenture provides that the Debt Securities referred to on the cover page of this prospectus and additional unsecured debt securities of the Capital Corporation unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by or pursuant to authority granted by the Board of Directors of the Capital Corporation. (Section 301 of each Indenture) The Debt Securities referred to on the cover page of this prospectus and any such additional debt securities so issued under the applicable Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities", as used herein, shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is Trustee. If more than one Trustee is acting under either Indenture, then the Indenture Securities (whether of one or more than one series) for which each Trustee is acting shall in effect be treated as if issued under separate indentures.

    Some or all of the Indenture Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

    The general provisions of the Indentures do not contain any provisions that would limit the ability of the Capital Corporation to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of each Indenture do provide that neither the Capital Corporation nor any Subsidiary will pledge or subject to any lien any of its property or assets unless the Indenture Securities issued under such Indenture are secured by such pledge or lien equally and ratably with other indebtedness thereby secured. See "Limitation on Liens". Reference is made to the prospectus supplement related to the Offered Debt Securities for information applicable to such Debt Securities with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Capital Corporation that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Under the Indentures, the Capital Corporation will have the ability, in addition to the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Capital Corporation. (Section 301 of each Indenture)

DENOMINATIONS, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities". Unless otherwise indicated in the prospectus supplement, Bearer Securities will have interest coupons attached. (Section 201 of each Indenture)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount, tenor and rank, and of different authorized denominations. If (but only if) provided in the prospectus supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of each Indenture)

    The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), initially at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Capital Corporation for such purpose with respect to any series of Debt Securities and referred to in the prospectus supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Capital Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of each Indenture) If a prospectus supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Capital Corporation with respect to any series of Debt Securities, the Capital Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Capital Corporation will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable solely as Bearer Securities or both as Registered Securities and as Bearer Securities, the Capital Corporation will be required to maintain (in addition to the applicable Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Capital Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of each Indenture)

    In the event of any redemption, the Capital Corporation shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305 of each Indenture)

LIMITATION ON LIENS

    In each Indenture, the Capital Corporation covenants that neither it nor any Subsidiary will pledge or subject to any lien any of its property or assets unless the Indenture Securities issued under such Indenture are secured by such pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to the Capital Corporation, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000. (Section 1004 of each Indenture)

EVENTS OF DEFAULT

    Each Indenture provides, with respect to any series of Debt Securities outstanding thereunder, that the following shall constitute Events of Default:
(i) default in the payment of any interest upon or any Additional Amounts payable in respect of any Debt Security of that series, or of any coupon appertaining thereto, when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of or any premium on any Debt Security of that series at its Maturity; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series;
(iv) default in the performance, or breach, of any covenant or warranty of the Capital Corporation in the Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to the Capital Corporation;
(v) certain events in bankruptcy, insolvency or reorganization; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501 of each Indenture) The Capital Corporation is required to file with each Trustee, annually, an officer's certificate as to the Capital Corporation's compliance with all conditions and covenants under the applicable Indenture. (Section 1005 of each Indenture) Each Indenture provides that the applicable Trustee may withhold notice to the holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers it in the interest of the holders of such series of Debt Securities to do so. (Section 601 of each Indenture)

    If an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee or the holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Outstanding Debt Securities of that series due and payable immediately. (Section 502 of each Indenture)

    Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities of that series, unless such holders shall have offered to the applicable Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of each Indenture and TIA Section 315) Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under such Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series. (Section 512 of each Indenture)

    The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under either Indenture may on behalf of the holders of all the Debt Securities of such series and any related coupons waive any past default under that Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series or any related coupons, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513 of each Indenture)

MERGER OR CONSOLIDATION

    Each Indenture provides that the Capital Corporation may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless either the Capital Corporation is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of the Capital Corporation under such Indenture and the Indenture Securities issued thereunder and immediately after the transaction no default shall exist. In addition, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of the Capital Corporation or a Subsidiary would become subject to any mortgage, lien or other encumbrance unless either (i) such mortgage, lien or other encumbrance could be created pursuant to Section 1004 of such Indenture (see "Limitation on Liens" above) without equally and ratably securing the Indenture Securities issued under such Indenture or (ii) such Indenture Securities are secured equally and ratably with the debt secured by such mortgage, lien or other encumbrance. (Section 801 of each Indenture)

MODIFICATION OR WAIVER

    Modification and amendment of either Indenture may be made by the Capital Corporation and the respective Trustee thereunder with the consent of the holders of not less than a majority in principal amount of all Outstanding Indenture Securities issued under such Indenture that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Indenture Security affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change any obligation of the Capital Corporation to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy;
(v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date therefor; (viii) reduce the above-stated percentage in principal amount of such Outstanding Indenture Securities, the consent of whose holders is necessary to modify or amend such Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or
(ix) modify any of the foregoing requirements or reduce the percentage of such Outstanding Indenture Securities necessary to waive any past default or compliance with certain restrictive provisions. (Section 902 of each Indenture) In addition, under the Subordinated Indenture, no modification or amendment thereof shall, without the consent of the holder of each Outstanding Subordinated Security affected thereby, modify any of the provisions of the Subordinated Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof and no such modification or amendment shall adversely affect the rights of any holder of Senior Indebtedness under Article Sixteen of the Subordinated Indenture (described under the caption "Subordination") without the consent of such holder of Senior Indebtedness. (Sections 902 and 907 of the Subordinated Indenture)

    The holders of a majority in aggregate principal amount of Outstanding Indenture Securities issued under either Indenture have the right to waive compliance by the Capital Corporation with certain covenants contained in such Indenture. (Section 1007 of each Indenture)

    Modification and amendment of either Indenture may be made by the Capital Corporation and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Capital Corporation as obligor under such Indenture; (ii) to add to the covenants of the Capital Corporation for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture and any related coupons or to surrender any right or power conferred upon the Capital Corporation by such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of such Indenture Securities; (iv) to add to or change any of the provisions of the applicable Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Indenture Securities in uncertificated form, PROVIDED that any such actions shall not adversely affect the holders of such Indenture Securities or any related coupons; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure such Indenture Securities pursuant to the requirements of Section 801 or Section 1004 of the applicable Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the applicable Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided such action does not adversely affect the interests of holders of such Indenture Securities of any series in any material respect; or (x) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Indenture Securities, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities and any related coupons in any material respect. (Section 901 of each Indenture)

    The Indentures provide that in determining whether the holders of the requisite principal amount of Indenture Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Indenture Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indenture Security denominated in a foreign Currency or Currencies shall be the U.S. dollar equivalent, determined on the trade date for such Indenture Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the trade date of such Indenture Security of the amount determined as provided in (i) above), (iii) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the applicable Indenture, and (iv) Indenture Securities owned by the Capital Corporation or any other obligor upon the Indenture Securities or any Affiliate of the Capital Corporation or of such other obligor shall be disregarded. (Section 101 of each Indenture)

    The Indentures contain provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of each Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Capital Corporation or the holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of each Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Indenture Securities of that series; PROVIDED, HOWEVER, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Indenture Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Indenture Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Indenture Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of each Indenture)

SUBORDINATION

    Upon any distribution of assets of the Capital Corporation upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on and any Additional Amounts payable in respect of the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Capital Corporation to make payment of the principal of (and premium, if any) and interest on and any Additional Amounts payable in respect of the Subordinated Securities will not otherwise be affected. (Section 1604 of the Subordinated Indenture) No payment on account of principal (or premium, if any), sinking funds, interest or Additional Amounts may be made on the Subordinated Securities at any time when there is a default in the payment of principal, premium, if any, sinking funds or interest on Senior Indebtedness. (Section 1603 of the Subordinated Indenture) Subject to payment in full of Senior Indebtedness, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 1602 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Capital Corporation may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture. (Section 1402 of the Subordinated Indenture)

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of (and premium, if any) and unpaid interest on (i) indebtedness of the Capital Corporation (including indebtedness of others guaranteed by the Capital Corporation), whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture and the 9 5/8% Subordinated Notes due 1998 and the 8 5/8% Subordinated Debentures due 2019 of the Capital Corporation), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities and (ii) renewals, extensions, modifications and refundings of any such indebtedness. (Section 101 of the Subordinated Indenture) If this prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

    The Subordinated Securities of, or within, any series are neither senior or prior nor junior or subordinate in right of payment to the 9 5/8% Subordinated Notes due 1998 or the 8 5/8% Subordinated Debentures due 2019 of the Capital Corporation or to the Subordinated Securities of or within any other series issued under the Subordinated Indenture. (Section 101 of the Subordinated Indenture)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Capital Corporation may discharge certain obligations to holders of any series of Indenture Securities which have not already been delivered to the applicable Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee in trust funds in an amount sufficient to pay the entire indebtedness on such Indenture Securities for principal (and premium, if any) and interest, and any Additional Amounts with respect thereto, to the date of such deposit (if such Indenture Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401 of each Indenture)

    Each Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 of such Indenture, the Capital Corporation may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Section 1004 of such Indenture (being the restrictions described under "Limitation on Liens") or, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Capital Corporation with the applicable Trustee (or other qualifying trustee), in trust, of (i) an amount, in the Currency or Currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, (ii) Government Obligations (as defined below) applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the payment of principal and interest in accordance with their terms will provide money in an amount or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Capital Corporation has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404 of each Indenture)

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such

Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of each Indenture)

    Unless otherwise provided in the prospectus supplement, if, after the Capital Corporation has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of the applicable Indenture or of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the Currency in which such deposit has been made in respect of any Debt Security of such series (i) is a foreign Currency, and it ceases to be used both by the government of the country that issued the Currency and by a central bank or other public institutions of or within the international banking community for the settlement of transactions,
(ii) is the ECU, and it ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any currency unit (or composite currency) other than the ECU, and it ceases to be used for the purposes for which it was established (each of the events described in clauses (i) through (iii), a "Conversion Event"), then the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable Market Exchange Rate. (Section 1405 of each Indenture) Unless otherwise provided in the prospectus supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign Currency with respect to which a Conversion Event occurs shall be made in U.S. dollars. (Section 312 of each Indenture)

    In the event the Capital Corporation effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default" with respect to Section 1004 of such Indenture (which Section would no longer be applicable to such Debt Securities or any related coupons) or described in clause (iv) or (vi) under "Events of Default" with respect to any other covenant with respect to which there has been defeasance, the amount in such Currency in which such Debt Securities and any related coupons are payable, and Government Obligations that are on deposit with the applicable Trustee will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, the Capital Corporation would remain liable to make payment of such amounts due at the time of acceleration.

    If the applicable Trustee or any applicable Paying Agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Capital Corporation's obligations under such Indenture and such Debt Securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to such Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; PROVIDED, HOWEVER, that if the Capital Corporation makes any payment of principal of (or premium, if any) or interest on any such Debt Security or any related coupon following the reinstatement of its obligations, the Capital Corporation shall be subrogated to the rights of the holders of such Debt Securities and any related coupons to receive such payment from the money held by such Trustee or Paying Agent.

    The prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

PAYMENT AND PAYING AGENTS

    Unless otherwise provided in the prospectus supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by the Capital Corporation, in the case of the Senior Securities, in New York, New York and, in the case of the Subordinated Securities, in Chicago, Illinois and New York, New York, except that at the option of the Capital Corporation interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of each Indenture)

    Unless otherwise provided in the prospectus supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Capital Corporation may designate from time to time. (Section 1002 of each Indenture) Such payment on Bearer Securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States. (Section 307 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001 of each Indenture) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Capital Corporation in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in U.S. dollars will be made at the office of the Capital Corporation's Paying Agent in New York, New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of each Indenture)

    Any Paying Agents in the United States in addition to or in place of the Trustee at its corporate trust office and any Paying Agents outside the United States initially designated by the Capital Corporation for the Offered Debt Securities will be named in the prospectus supplement. The Capital Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Capital Corporation will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Capital Corporation will be required to maintain (i) a Paying Agent in New York, New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; PROVIDED that, if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Capital Corporation will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002 of each Indenture)

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the prospectus supplement, Debt Securities that are represented by a

Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (premium, if any) and interest on Debt Securities represented by a Global Security will be made by the relevant Trustee to the depository.

    The Capital Corporation anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangement will be described in the prospectus supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

    If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Capital Corporation within 90 days, the Capital Corporation will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Capital Corporation may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

    The following is based on information furnished by DTC:

            DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

            Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

            To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

            Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

            Principal, premium, if any, and interest payments on the Debt Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and are the responsibility of such Participant and not of DTC, the applicable Paying Agent or the Capital Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Capital Corporation or the applicable Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

            DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Capital Corporation or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

            The Capital Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Capital Corporation believes to be reliable, but the Capital Corporation takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

    None of the Capital Corporation, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

RESIGNATION OF TRUSTEE

    Each Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608 of each Indenture) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities issued under one of the Indentures, each such Trustee shall be a Trustee of a trust under such Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of each Indenture), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

THE TRUSTEES UNDER THE INDENTURES

    The Bank of New York and The First National Bank of Chicago are two of a number of banks with which the Capital Corporation and Deere & Company maintain ordinary banking relationships and from which the Capital Corporation and Deere & Company have obtained credit facilities and lines of credit. The Bank of New York and The First National Bank of Chicago each also serves as trustee under other indentures under which the Capital Corporation is the obligor.

RISK FACTORS RELATING TO FOREIGN CURRENCIES

    Debt Securities denominated or payable in foreign Currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the Currency or Currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    The Capital Corporation may issue (together with Debt Securities or separately) Debt Warrants for the purchase of Debt Securities ("Offered Debt Warrants"). The Debt Warrants are to be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Capital Corporation and a bank or trust company, as warrant agent (the "Debt Warrant Agent"), all as shall be set forth in the prospectus supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the registration statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    The prospectus supplement will describe the terms of the Offered Debt Warrants, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following:

        (1) The title and aggregate number of such Debt Warrants.

        (2) The offering price of such Debt Warrants.

        (3) The designation, aggregate principal amount and terms of the Underlying Debt Securities purchasable upon exercise of such Debt Warrants.

        (4) The designation, aggregate principal amount and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security.

        (5) The date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable.

        (6) The principal amount of Underlying Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise.

        (7) The date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date").

        (8) A discussion of federal income tax considerations applicable to the Underlying Debt Securities and the exercise of such Debt Warrants.

        (9) Whether the Debt Warrant Certificates evidencing such Debt Warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

       (10) Any other terms of such Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal (or premium, if any) or interest, if any, on or Additional Amounts, if any, in respect of the Underlying Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

    Each Debt Warrant will entitle the holder of such Debt Warrant to purchase for cash such principal amount of Underlying Debt Securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the Offered Debt Warrants. Offered Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the prospectus supplement relating thereto. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

    Offered Debt Warrants may be exercised as set forth in the prospectus supplement relating thereto. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement, the Capital Corporation will, as soon as practicable, forward the Underlying Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                         DESCRIPTION OF PREFERRED STOCK

    Under its Certificate of Incorporation (the "Certificate of Incorporation"), the Capital Corporation is authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000 shares of its preferred stock, $1.00 par value, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be adopted by the Board of Directors or a duly authorized committee thereof. At February 14, 1997, the Capital Corporation had no outstanding shares of preferred stock.

    The description below sets forth certain general terms and provisions of the preferred stock covered by this prospectus, which are referred to herein as the "Preferred Stock". The specific terms of the Offered Preferred Stock will be described in the prospectus supplement relating to such Offered Preferred Stock.

The following summaries of certain provisions of the Preferred Stock do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designations relating to the particular series of Preferred Stock.

    If so indicated in the prospectus supplement, the terms of the Offered Preferred Stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the Offered Preferred Stock, each series of Preferred Stock will rank on a parity as to dividends, upon liquidation and in all other respects with all other Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable. The Preferred Stock will not be convertible into shares of Common Stock ("Common Stock") or other shares of the Capital Corporation and holders thereof will have no preemptive rights. The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the prospectus supplement relating to the Offered Preferred Stock.

    Reference is made to the prospectus supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock.

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock.

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock.

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

    (5) The procedures for any auction and remarketing, if any, of such Preferred Stock.

    (6) The provision for a sinking fund, if any, for such Preferred Stock.

    (7) The provision for redemption, if applicable, of such Preferred Stock.

    (8) Any listing of such Preferred Stock on any securities exchange.

    (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    Subject to the terms of the Offered Preferred Stock, the remaining authorized shares of undesignated preferred stock may be issued by the Capital Corporation in one or more series, at any time or from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of the preferred stock, of the Capital Corporation.

    As used herein, the term "Pari Passu Preferred" means the Preferred Stock and any shares of stock issued by the Capital Corporation ranking on a parity with the Preferred Stock as to payment of dividends and upon distribution of assets and the term "Junior Stock" means the Common Stock and any other stock issued by the Capital Corporation ranking junior to the Pari Passu Preferred.

DIVIDENDS

    Holders of the Offered Preferred Stock will be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Capital Corporation out of assets of the Capital Corporation legally available for payment, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Capital Corporation on the record dates fixed by the Board of Directors of the Capital Corporation. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If, for any dividend period or periods, dividends on any Pari Passu Preferred have not been paid or declared and set apart for payment, the Capital Corporation may not declare any dividends (except a dividend payable in Junior Stock or in options, rights or warrants to purchase or acquire Junior Stock) on, or make any distribution (except as aforesaid) on the Junior Stock, or make any payment on account of the purchase, redemption or other retirement of Junior Stock (except out of the proceeds of the sale of Junior Stock). Dividends in full may not be declared or paid or set apart for payment on any series of Pari Passu Preferred unless (i) there shall be no arrearages in dividends for any past dividend periods on any series of Pari Passu Preferred and (ii) to the extent that such dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all Pari Passu Preferred. Any dividends declared or paid when dividends are not so declared, paid or set apart in full shall be shared ratably by the holders of all series of Pari Passu Preferred in proportion to such respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Capital Corporation, the holders of the Offered Preferred Stock will be entitled to receive out of assets of the Capital Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Capital Corporation, the amounts payable with respect to the Pari Passu Preferred are not paid in full, the holders of Pari Passu Preferred will share ratably in any such distribution of assets of the Capital Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Pari Passu Preferred will not be entitled to any further participation in any distribution of assets by the Capital Corporation. A consolidation or merger of the Capital Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Capital Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Capital Corporation.

REDEMPTION

    If so determined by the Board of Directors, the Offered Preferred Stock will be redeemable in whole or in part at the option of the Capital Corporation, at the times and at the redemption prices set forth in the applicable prospectus supplement.

    If dividends on any series of Pari Passu Preferred have not been paid in full or declared and set apart for payment, no series of Pari Passu Preferred may be redeemed as a whole or in part, unless all series of Pari Passu Preferred are simultaneously redeemed, and the Capital Corporation may not purchase or acquire any shares of Pari Passu Preferred otherwise than pursuant to an exchange offer made on the same terms to all holders of Pari Passu Preferred, without in either case the consent of the holders of at least two-thirds of all Pari Passu Preferred voting together as a single class without regard to series; PROVIDED, HOWEVER, that (1) to meet its purchase or sinking fund obligations with respect to any series of Pari Passu Preferred, the Capital Corporation may use shares of such Pari Passu Preferred then held as treasury stock and (2) the Capital Corporation may complete the purchase or redemption of shares of Pari Passu Preferred for which a contract was entered into for any purchase or sinking fund purposes.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of Preferred Stock or any other series of Pari Passu Preferred that has comparable voting rights are in default (whether or not declared or consecutive), the number of directors of the Capital Corporation shall be increased by two and the holders of all outstanding series of Preferred Stock and such Pari Passu Preferred (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until all dividends in default have been paid or declared and set apart for payment. The holders of Preferred Stock and such Pari Passu

Preferred may exercise such special class voting rights at meetings of the shareholders for the election of directors or, under certain circumstances, at special meetings for the purpose of electing such directors, in either case at which the holders of not less than one-third of the aggregate number of shares of Preferred Stock and such Pari Passu Preferred are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding Pari Passu Preferred, voting as a single class without regard to series, will be required (i) for any amendment of the Certificate of Incorporation that will adversely affect the preferences, rights or voting powers of the Pari Passu Preferred, but, in any case in which one or more, but not all, series of Pari Passu Preferred would be so affected as to their preferences, rights or voting powers, only the consent of the holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding Pari Passu Preferred.

                              PLAN OF DISTRIBUTION

    The Capital Corporation may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents.

    The prospectus supplement sets forth the terms of the offering of the particular series of Securities to which such prospectus supplement relates, including, as applicable, (i) the name or names of any underwriters or agents with whom the Capital Corporation has entered into arrangements with respect to the sale of such series of Securities, (ii) the initial public offering or purchase price of such series of Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Capital Corporation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Capital Corporation and (vi) the securities exchanges, if any, on which such Securities will be listed.

    Unless otherwise set forth in the prospectus supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Securities may be offered and sold by the Capital Corporation directly or through agents designated by the Capital Corporation from time to time. Unless otherwise indicated in the prospectus supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the prospectus supplement relating to a particular series of Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Capital Corporation, to indemnification by the Capital Corporation against certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the prospectus supplement relating to a particular series of Securities, the Capital Corporation will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Securities of such series from the Capital Corporation pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Capital Corporation by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Brown & Wood, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Capital Corporation's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CAPITAL CORPORATION OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT

Use of Proceeds................................        S-2
Description of Notes...........................        S-2

Underwriting...................................        S-3

                  PROSPECTUS

Available Information..........................          2

Incorporation of Certain Documents by
  Reference....................................          2

The Company....................................          3

Use of Proceeds................................          4

Description of Debt Securities.................          4

Description of Debt Warrants...................         18

Description of Preferred Stock.................         19

Plan of Distribution...........................         22

Legal Opinions.................................         23

Experts........................................         23

                                     [LOGO]

                                  $200,000,000

                                   JOHN DEERE
                                    CAPITAL
                                  CORPORATION

                         6% NOTES DUE FEBRUARY 1, 1999

                               -----------------

                             PROSPECTUS SUPPLEMENT
                               -----------------

                              MERRILL LYNCH & CO.
                          BANCAMERICA SECURITIES, INC.
                             CHASE SECURITIES INC.
                               J.P. MORGAN & CO.

                               FEBRUARY 14, 1997

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